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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION
SatCon Applied Technology, Inc.	Delaware
SatCon Power Systems, Inc.*	Delaware
SatCon Electronics, Inc.**	Delaware
SatCon Power Systems Canada, Ltd.	Canada

*
Also doing business as "MagMotor"

**
Also doing business as "Film Microelectronics, Inc."

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  EXHIBIT 21.1